Exhibit 10.30

LEASE

THIS DEED OF LEASE, dated as of the day of April, 2005, by and between SOUTHERN GRAPHIC SYSTEMS, INC., a Kentucky corporation, hereinafter referred to as “Tenant”, and 5301 LEWIS ROAD, L.L.C., a Virginia limited liability company, hereinafter referred to as “Landlord.”

WITNESSETH, that for and in consideration of the rent hereinafter reserved, and the covenants contained herein, the parties hereby agree as follows:

1.	Leased Premises.

Landlord hereby leases to Tenant the portion of real property located at 5301 Lewis Road, Henrico County, Virginia, which is outlined in red on Exhibit A attached hereto, including a building located thereon containing a total of 88,384 square feet, a layout of which is attached hereto as Exhibit B, together with any easements which are located between the Premises and Lewis Road (the “Adjacent Parcel”) necessary to provide access to the foregoing premises from Lewis Road across the adjacent undeveloped land of Landlord (outlined in yellow on Exhibit C attached hereto) (the “Premises”). The Premises shall include all existing on-site parking (a minimum of 126 parking spaces), and all other paved areas located on the Premises. Provided, however, Landlord retains the right to relocate the parking designated on Exhibit A as “future parking”, at Landlord’s sole cost and expense, provided that the Premises shall thereafter continue to have a minimum of 126 parking spaces.

2.	Term and Possession.

2.1. Term. The term of this Lease shall be for ten (10) years and three (3) months commencing May 1, 2005 (hereinafter referred to as the “Commencement Date”). The term of this Lease, as the same may be extended pursuant to Section 41, shall be referred to herein as the “Term”.

2.2. Exclusive Possession. Subject to any rights expressly reserved to Landlord herein, Tenant shall have exclusive access to the Premises, and shall have the right, in its sole discretion, to prevent access across the Premises by any future tenant of the Adjacent Parcel.

2.3 Option to Terminate. Tenant shall have the right, at its sole option, to terminate this Lease at any time after the end of the eighty seventh (87th) month after the Commencement Date, provided that (i) Tenant is not then in default of any of its obligations hereunder, (ii) Tenant shall provide written notice of such termination at least two hundred seventy (270) days prior to the early termination date, and (iii) Tenant shall pay to Landlord, on or before the early termination date, an amount equal to the unamortized cost of (a) the Tenant Improvements (as defined herein), and (b) the total brokerage commissions paid by Landlord to Fischer & Company, both of which items are to be amortized at the rate of eight and one-half percent (8.5%) per annum over the original Term,.

2.4. Preparation of Premises. The rights and obligations of Landlord and Tenant with respect to the preparation of the Premises for occupancy by Tenant shall be governed by the provisions of Exhibit D attached hereto (the “Work Letter”).

3.	Rent

3.1. Rent. Tenant shall pay to Landlord as rent for the Premises the amounts set forth below, payable without deduction, demand or offset, in equal monthly installments (hereinafter referred to as the “Basic Monthly Rental”), in advance on the first day of each calendar month during the Term commencing on the first day of the Term, and continuing on the first day of each month thereafter during the Term, mailed to P. O. Box 6482, Richmond, Virginia 23230, or hand delivered to 4801 Radford Avenue, Richmond, Virginia 23230. Rent checks shall be made payable to Landlord. Should the Term commence or terminate on a day other than the first day or the last day (as the case may be) of a calendar month, the parties agree that rental for the first and last month of the Term shall be prorated and rent for the remaining months shall be due and payable on the first of the month as provided above. As used herein the term “Rent” shall mean all amounts of Basic Monthly Rental as well as all additional rent or other payments which Tenant is obligated to pay to Landlord, including, without limitation, the amortization of the Tenant Allowance as provided in Exhibit D hereto. Tenant shall not pay the Basic Monthly Rental more than one (1) month in advance of its due date.

Month	Annual Rate/S.F.	Rent/Mo.	Rent/Ann.
1-3	$0.00	$0.00	$0.00
4-15	$4.75	$34,985.33	$419,824.00
16-27	$4.85	$35,685.04	$428,220.48
28-39	$4.95	$36,398.74	$436,784.89
4D-51	$5.05	$37,126.72	$445,520.59
52-63	$5.15	$37,869.25	$454,431.00
64-75	$5.25	$38,626.63	$463,519.62
76-87	$5.35	$39,399.17	$472,790.01
88-99	$5.46	$40,187.15	$482,245.81
100-111	$5.57	$40,990.89	$491,890.73
112-123	$5.68	$41,810.71	$501,728.54

3.2 Operating Expenses. Tenant shall be responsible for the payment of, or reimbursement to Landlord for amounts incurred by Landlord, as operating expenses of the Premises, including, without limitation, all real estate taxes, insurance premiums for insurance coverage that is required pursuant to this Lease (except for the pollution liability insurance policy required under Section 11.7 of this Lease, for which Landlord shall pay up to $100,000 of the premium cost), and all maintenance expenses for maintenance required to be performed by Landlord (except for certain maintenance and repair expenses which are the sole responsibility of Landlord, pursuant to and to the extent set forth in Section 8.1 hereof). Such maintenance expenses shall include the cost of repairing and maintaining parking lots; access roads; truck passageways; routine non-capital repairs to the roof or roof membrane; drains, gutters and downspouts; landscaped areas; exterior walkways; water, sanitary sewer and storm sewer systems located outside the building; and the HVAC system (together with real estate taxes and insurance premiums, the “Operating Expenses”). Landlord estimates that the Operating Expenses for 2005 shall be $1.45 per square foot. Payments made by Landlord under the HVAC maintenance contract and the snow removal contract, or any similar, generally consistent replacement contracts, shall be included in the Operating Expenses and be reimbursed by Tenant to Landlord. . All Operating Expenses that are contracted services shall be at rates that are competitive in the Richmond, Virginia metropolitan area for similar properties. Tenant shall pay to Landlord on the first day of each month during the Term, beginning May 1, 2005, an amount equal to 1/12th of the anticipated Operating Expenses for the applicable Lease year. Landlord shall deliver to Tenant on or before February 28th of each year during the Lease Term a reconciliation of the Operating Expenses for the previous Lease Year, which shall include sufficient detail to insure that the Operating Expenses relate exclusively to the Premises, and not to the Adjacent Parcel, and shall also deliver Landlord’s estimate of Operating Expenses for the then current Lease Year. If Tenant has over paid Operating Expenses for the preceding Lease year, then the amount of the overpayment shall be credited against the next succeeding month or months of Operating Expense payments by Tenant or, at Tenant’s option, such overpayment shall be refunded to Tenant within ten (10) days of Tenant’s request therefor. If Tenant has underpaid Operating Expenses for the preceding Lease year, Tenant shall pay the balance due to Landlord within thirty (30) days after receipt of Landlord’s reconciliation.

3.3. Tenant’s Expenses. Except as provided in Section 3.2 above, Tenant shall be responsible for the maintenance and repair of all non-structural portions of the Premises. In addition, Tenant shall enter into a contract providing for annual maintenance and testing of the sprinkler system, or assume such a contract from Landlord, which contract shall be reasonably acceptable to Landlord and Tenant, and Tenant shall provide the results of all such service and testing to Landlord. Tenant shall also be responsible for entering into an annual agreement for the provision of a security system (for burglary protection and monitoring of the sprinkler system), at its sole cost and expense, which contract shall be reasonably acceptable to Landlord.

3.4. Late Payment. Tenant hereby recognizes and acknowledges that if Rent is not received when due, Landlord will suffer damages and additional expense thereby and Tenant therefore agrees, in addition to such other remedies as are available to Landlord, to pay as additional rent (if not waived by Landlord) a service charge equal to five percent (5%) of any sum due hereunder which is not paid within seven (7) days of its due date. Notwithstanding the foregoing, Tenant shall only be required to pay such service charge if more than two (2) payments are not paid within seven (7) days of their due dates in the course of any calendar year. If Tenant fails to pay Rent within fifteen (15) days of its due date, such payment shall bear an interest rate of ten percent (10%) per annum. Furthermore, should Tenant fail to pay Rent when due three times during any calendar year, Landlord or its managing agent, Porter Realty Company, Inc. (“Porter”) shall have the right to require that Rent be made by certified or cashier’s check, or wire transfer.

4.	Financial Responsibility.

Tenant shall provide to Landlord, upon Landlord’s request and only in connection with a sale or refinance of the Premises and no more often than once per calendar year during the Term, reasonable financial information concerning Tenant’s financial condition, provided the recipient(s) of such financial information first execute and deliver to Tenant Tenant’s form confidentiality agreement.

5.	Use.

The Premises shall be used and occupied only for general office, manufacturing, assembly, storage, distribution uses, and any other lawful uses, and in strict accordance with all applicable laws and regulations of governmental authorities. It shall be Tenant’s responsibility to obtain assurance that the Premises is property zoned for Tenant’s contemplated use. Tenant shall not use or permit or suffer the use of the Premises for any unlawful or offensive business or purpose; use or permit the walls, fences or roof of the Premises to be used for advertising purposes without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned; or operate diesel-powered forklifts upon or about the Premises at any time. Tenant shall not use nor permit the use of the Premises in any manner that will tend to create waste or a nuisance or, if there shall be more than one tenant in the building containing the Premises, wilt tend to disturb such other tenants. Tenant shall not store inventory, supplies or personal property outside of the building.

6.	Utilities.

The Premises are separately metered for all public utilities for Tenant’s utility consumption. Tenant agrees to pay when due all utility charges incurred in connection with its use and occupancy of the Premises, including, but not limited to, electricity, gas, water, sewer and telephone and to immediately transfer all utility accounts into its own name and to make all required deposits at the Commencement Date. Tenant shall at all times keep the Premises adequately heated to prevent the sprinkler system and water pipes from freezing. Tenant shall keep all utilities connected and in use during the entire Term. Should Tenant discontinue the use of any utility during the term, Landlord may pay all fees for the re-connection and reasonable use of the utilities during the remainder of the Term and any costs incurred by Landlord shall be charged to Tenant as additional rent due within thirty (30) days of demand.

7.	Condition of Promises.

7.1. Guaranties. Landlord agrees that Tenant may have the benefit of any guarantees or warranties which Landlord holds or may receive on any equipment or systems in the Premises for whatever period said guarantees and warranties may apply. This shall not, however, relieve Tenant from any responsibility for damage caused by its negligence or for maintenance or repairs as provided for in Section 8.3 below. Nothing herein contained shall constitute any representation that such guarantees and warranties are assignable or that Landlord warrants performance by the guarantor or warrantor.

7.2. Acceptance of Premises. Subject to construction of the Tenant Improvements, as provided in the Work Letter, and further subject to the obligations of Landlord set forth in Section 7.3 below, Tenant hereby accepts the Premises and any equipment thereon in their condition existing as of the Commencement Date or the date that Tenant takes possession of the Premises, whichever is earlier, subject to all applicable zoning, municipal, county, state and federal laws, ordinances and regulations governing and regulating the use of the Premises (or any equipment thereon), and any easements, covenants, restrictions or other matters of record, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto, and further subject to latent defects in materials and workmanship. Landlord shall deliver the Premises to Tenant on the Commencement Date in full compliance with the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq, {the “ADA”). If any Improvements are required to be made to the Premises pursuant to the ADA after the Commencement Date resulting from a change in the use of the Premises by Tenant from the previous tenant’s use of the Premises, such cost shall be paid by Tenant or reimbursed to Landlord within thirty (30) days after written request, accompanied by copies of invoices for such work. Tenant shall cause all alterations and Improvements to the Premises made by or on behalf of Tenant after the Commencement Date to be in full compliance with the ADA. Except as provided in this Section, Tenant shall have no responsibility with respect to insuring compliance of the Premises with the ADA. Tenant acknowledges that neither Landlord nor Porter has made any representation or warranty as to the present or future suitability of the Premises or any equipment thereon for the conduct of Tenant’s business. Neither Landlord nor Porter shall be under any duty to instruct Tenant or others as to the use of arty equipment on the Premises.

7.3 Landlord shall replace the existing roof and replace HVAC units RTU 1-17 and SS-1 as promptly as practicable, taking into consideration the requirements of the last paragraph of the Work Letter. Landlord shall replace HVAC units RTU 18-21 when needed, pursuant to the recommendation of Colonial Mechanical Corporation or the HVAC vendor reasonably approved, in writing, by Landlord under contract for the Premises. Exhibit E attached hereto depicts alt of the HVAC units, by number.

8.	Maintenance and Repairs.

8.1. Structural Maintenance. Landlord shall maintain in good condition and repair the structure of the Premises including the roof, roof membrane, drains, gutters, downspouts, foundation, exterior walls, floor slab, parking areas, driveways and sidewalks. The sprinkler system suspended in the Premises shall be the sole responsibility of Tenant. Landlord shall make all repairs becoming necessary by reason of any structural defect in the Premises; provided, however, that Landlord shall not be required to make any repairs necessitated by reason of any act or omission by Tenant, its employees, agents, licensees, invitees or anyone entering the Premises by force, but if Landlord does make any such repairs, Tenant agrees to promptly, within thirty (30) days after receipt of demand, reimburse Landlord for the full cost thereof. Any capital repairs to the roof or roof membrane, drains, gutters, downspouts, foundation or exterior walls shall be made at Landlord’s sole cost and expense. Notwithstanding the foregoing, the cost of any other repairs or maintenance incurred by Landlord shall constitute Operating Expenses. Landlord shall be responsible, at its sole cost and expense, for all repairs or replacements to the HVAC systems costing over $500.00; provided, however, that the figure of $500 shall be increased by $250 on the fifth anniversary of the Commencement Date, and on the first day of each fifth year thereafter during the Term including any renewals or extensions thereof. Tenant shall be responsible for the repair of any pipes or sprinkler systems rendered inoperative or damaged by Tenant’s failure to keep the Premises adequately heated and for any damages or injuries caused by such failure. No liability shall be imposed on Landlord because of any injury or damage to personal property, or because of any interference with the services and facilities listed above, caused by accidents, riots, strikes, or any other reason beyond the control of Landlord, and Landlord shall be under no duty to restore any of such services and facilities or to make any of the repairs for which Landlord is obligated, except after receipt of written notice from Tenant of a need therefor, and there shall be a reasonable period of time within which Landlord may make such repairs. Any costs which would be considered capital expenses under generally accepted accounting principles shall not be treated as Operating Expenses, and shall be paid solely by Landlord. Landlord hereby represents and warrants to Tenant that, as of the Commencement Date, (i) all building systems are in good working order, (ii) Landlord is not aware of any structural or major repairs required to be effected to the Premises; (iii) Landlord has not received any notice of noncompliance with laws with respect to the Premises, which has not been remedied; and (iv) to the best of Landlord’s knowledge, the Premises presently complies with all laws applicable to the structural components, base building systems and common areas of the Premises.

8.2. Snow and Ice Removal. Landlord shall enter into an annual contract for snow removal, which contract shall be reasonably acceptable to Tenant, the cost of which shall be an Operating Expense. Such contract shall provide that snow removal shall be provided upon the accumulation of three (3) inches of snow and that chemicals which may cause damage to concrete and other paved areas shall not be used.

8.3 Other Maintenance. Repairs and Replacements. Except as otherwise expressly provided in Section 8.1 and except to the extent a guarantor or warrantor performs under Section 7.1, Tenant shall, at its own expense, during the Term, keep the non-structural portions of the Premises in good order and condition, and make all repairs and do all acts of maintenance becoming necessary in, upon or about the Premises, at Tenant’s expense and shall maintain the floors and walls in a clean condition.

9.	Alterations.

9.1. Installation. Tenant shall not make any alterations, additions, modifications or improvements (the “Alterations”) to the Premises affecting the structure of the Premises or costing in excess of $50,000.00 per occurrence without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned, nor without the consent of any mortgagee to the extent required. Any expenses incurred by Landlord in supervising construction of any non-structural Alterations shall be paid by Landlord. If Tenant makes any structural Alterations, Tenant shall reimburse Landlord the reasonable cost incurred by Landlord to supervise such structural Alterations. If Tenant desires to make any Alterations requiring Landlord’s consent, plans for same shall first be submitted to and approved in writing by Landlord, and same shall be done by Tenant, at its own expense, and Tenant agrees that all such work shall be done in a good and workmanlike manner and in accordance with applicable laws and regulations, that the structural integrity of the building shall not be impaired, that no penetration of the roof or any roofing membrane shall occur, that no liens shall attach to the Premises by reason thereof, and that Tenant will secure all necessary permits pertaining to the aforementioned Alterations. In the event that Tenant makes Alterations to the Premises which do not require Landlord’s consent Tenant shall provide to Landlord a copy of all plans for same for information purposes only and, upon completion of such Alterations, Tenant shall provide Landlord a copy of the “as built” plans for Landlord’s files. Tenant will not suffer or permit any contractor’s, subcontractor’s or supplier’s lien (a “Lien”) to be filed against the Premises or any part thereof by reason of work, labor services or materials supplied or claimed to have been supplied to Tenant; and if any Lien shall at any time be filed against the Premises or any part thereof, Tenant, within thirty [30) days after receipt of written notice of the filing thereof, shall cause it to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Tenant shall fail to cause such Lien to be discharged within the period aforesaid, then in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge it either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings. Any amount so paid by Landlord, plus all of Landlord’s costs and expenses associated therewith (including, without limitation, reasonable legal fees), shaft constitute additional rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand with interest from the date of advance by Landlord at the rate of eight percent (8%) per annum.

9.2. Ownership and Removal. The Alterations, additions, modifications and improvements referred to in Section 9.1, if consented to in writing by Landlord, or if Landlord’s consent is not required shall become part of the real property as soon as they are affixed thereto and Landlord shall not require that Tenant remove all or any part of such Alterations prior to the expiration of the Term. Tenant may, at its expense, remove any non-structural alterations provided that Tenant repairs any damage to the Premises resulting from the removal of such alterations, as Tenant’s sole cost and expense.

10.	Personal Property.

Intentionally deleted.

11.	Environmental.

11.1 Tenant represents and warrants to Landlord that, during the term of this Lease, no Hazardous Substance (defined below) will be spilled, released, discharged, disposed, placed or otherwise caused to be located in the air, soil or water in, under or upon the Premises by Tenant.

11.2 Tenant agrees to defend, indemnify, and hold Landlord, its agents, representatives, officers, shareholders, directors and employees and its successors and assigns (collectively, the “Landlord Indemnities”), harmless against any and all liabilities, including but not limited to, losses, damages, actions, costs, fees of attorneys, consultants and experts and other expenses of any nature whatsoever which may be asserted against any of the Landlord Indemnitees, on account of any grounds whatsoever, including without limitation, any suit, administrative proceeding, citation, remediation demand, or judgments by any person or entity arising out of the spillage, release, discharge, disposal, or placement in or upon the air, soil or water in, under or upon the Premises caused by the sole actions or inactions of Tenant, its employees, agents, contractors and of Tenant’s invitees (the “Tenant Parties”) of any Hazardous Substance subsequent to the Commencement Date and during the term of Tenant’s occupancy of the Premises.

11.3 Landlord agrees to defend, indemnify, and hold Tenant, its agents, representatives, officers, shareholders, directors and employees and its successors and assigns (collectively, the “Tenant Indemnitees”), harmless against any and all liabilities, including but not limited to, losses, damages, actions, costs, fees of attorneys, consultants and experts and other expenses of any nature whatsoever which the Tenant Indemnitees may sustain, suffer or incur or which may be asserted against any of the Tenant Indemnitees, or on account of any grounds whatsoever, including without limitation, any suit, administrative proceeding, citation, remediation demand, or judgments by person or entity arising out of any past or future spillage, release, discharge, disposal, or placement in or upon the air, soil or water in, under or upon the Premises by anyone other than a Tenant Party during the term of this Lease of any Hazardous Substance.

11.4 For purposes of this Lease, the term “Hazardous Substance” shall mean any substance, chemical, or waste that is or shall be listed or defined as hazardous, toxic, or dangerous under Applicable Environmental Law (defined below), and any petroleum products.

11.5 For purposes of this Lease, the term “Applicable Environmental Law” shall include, but not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42, U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2619; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; as they have been amended from time to time, and their concomitant regulations; and any similar state and local laws and ordinances and the regulations implementing such statutes.

11.6 Tenant has delivered to Landlord an additional Phase II Environmental Assessment (the “Additional Report” ) from BB&L, dated January     , 2004 at Landlord’s expense (such reimbursement to Tenant shall not exceed $50,000). Landlord and Tenant acknowledge and agree that the environmental condition of the Premises, as provided in the Additional Report, has established the base line of existing environmental conditions located at the Premises. Tenant shall promptly deliver copies of any updates of the Additional Report to Landlord, without cost or expense to Landlord.

11.7 On or before August 1, 2005, Landlord shall provide to Tenant a 10-year pollution liability insurance policy, reasonably acceptable to Tenant, with coverage commencing on August 1, 2005 issued by an insurer reasonably acceptable to Tenant, with $10,000,000 coverage limits. If Tenant extends or renews the Term of this Lease pursuant to any right contained herein, Landlord shall, at its sole cost and expense, obtain a similar pollution liability insurance policy for the renewal or extension term, provided that the policy can be renewed at substantially the same rate.

12.	Insurance.

12.1. Fire and Extended Coverage. Landlord shall, at all times during the Term, obtain and keep in force hazard insurance on the building in which the Premises are situated, in amounts not less than one hundred percent (100%) of the replacement cost of the building and the improvements (excluding footings and foundations). Tenant agrees, in addition to the provisions of Section 11, that it shall not do anything to cause Landlord’s insurance against loss by fire or such other hazards as are covered and protected against under policies of insurance commonly referred to and known as “all risk coverage” or “designated risk,” as well as public liability insurance, to be cancelled or that will prevent Landlord from procuring same in acceptable companies and at standard rates. Tenant shall further do everything reasonably possible and consistent with the conduct of Tenant’s business to enable Landlord to obtain the lowest possible rates for insurance on the Premises. “Insurance Costs” means all insurance premiums payable by Landlord in order to procure and maintain in force fire and extended coverage insurance with vandalism, malicious mischief, earthquake and sprinkler damage endorsements, liability insurance, rent loss insurance, plate glass insurance and such other insurance as may be required pursuant to the foregoing provisions, or deemed advisable by Landlord in connection with its ownership and operation of the building or complex of which the Premises are a part, all with such reasonable limits of coverage as Landlord may deem advisable. Tenant shall pay to Landlord, as an Operating Expense, the Insurance Costs.

12.2. Liability Insurance and Indemnification of Landlord. Landlord and Porter shall not be liable to Tenant for and Tenant does hereby release Landlord, Porter and their respective agents and employees from liability for any injury, loss or damages to Tenant or to any other person or property occurring upon the Premises or the approaches thereto or the parking facilities in or adjacent thereto from any cause, except Landlord’s negligence or willful misconduct. Tenant agrees to indemnify and save Landlord, Porter and their respective agents and employees harmless against and from any and all liability, damages, expenses, including reasonable attorneys’ fees, claims and demands of every kind, that may be brought against Landlord, for or on account of any damages, loss or injury to persons or property in or about the Premises during the Term unless caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors. The foregoing indemnification shall survive the expiration or earlier termination of this Lease. Tenant also covenants and agrees, at its own expense, to maintain on all its personal property, a policy of property insurance on an all-risk form under blanket policies consistent with common, prudent industry practice, coverage written in the manner in which Tenant customarily insures comparable risks. Tenant further agrees to carry, at its own expense, at all times, during the Term, commercial general liability insurance with a financially responsible insurance company, a bodily injury and property damage combined single limit policy of at least $3,000,000 per occurrence and $10,000,000 aggregate. All such policies maintained by Tenant for liability arising out of Tenant’s use and occupancy of the Premises but excluding Landlord’s repair and maintenance obligations, shall name each of Landlord and Porter as additional parties insured, and shall contain a provision that the same may not be cancelled or materially modified without giving Landlord and the Agent at least thirty (30) days’ prior written notice. In addition, certificates evidencing that such policies are in effect, shall be delivered to Landlord and Porter no later than the Commencement Date, and renewals shall be delivered prior to the expiration or cancellation of any such policy. If Tenant fails to comply with its covenant to maintain insurance as provided herein, Landlord may, at its option, cause insurance as aforesaid to be issued and, in such event, Tenant shall pay promptly when due the premiums for such insurance as additional rent hereunder. Prior to procuring such insurance, Landlord shall provide Tenant with five (5) days written notice of Landlord’s intent sent by U.S. registered or certified mail or by an independent overnight courier service.

12.3 Liability and Indemnification of Tenant. Tenant shall not be liable to Landlord and/or Porter (in all cases) for, and Landlord hereby releases Tenant from liability for any injury, loss or damages to Landlord or to any other person or property occurring upon the Premises or the approaches thereto or the parking facilities in or adjacent thereto from any cause, except for Tenant’s negligence or willful misconduct. Landlord agrees to indemnify and save Tenant harmless against and from any and all liability, damages, expenses, including reasonable attorneys’ fees, claims and demands of every kind that may be brought against it, for or on account of any damages, loss or injury to persons or property in or about the Premises during the Term, unless caused by the negligence or willful misconduct of Tenant, its agents, employees or contractors. The foregoing indemnification shall survive the expiration or earlier termination of this Lease. Landlord also covenants and agrees to carry at all times during the Term, commercial general liability insurance with a financially responsible insurance company , a bodily injury and property damage combined single limit policy of at least $3,000,000 per occurrence, with $10,000,000 aggregate. Such policy shall name each of Tenant, Landlord and Porter as a party insured, as their interests may appear, and shall contain a provision that the same may not be cancelled or materially modified without giving Tenant at least thirty (30) days prior written notice. In addition, certificates evidencing that such policies are in effect shall be delivered to Tenant no later than the Commencement Date, and renewals shall be delivered prior to the expiration or cancellation of any such policy. If Landlord fails to comply with this covenant to maintain insurance as provided herein, Tenant may, at its option, cause insurance as aforesaid to be issued and, in such event, such expenses shall not be included within the Operating Expenses for the year in which such premiums are paid by Tenant. Prior to procuring such insurance, /Tenant shall provide Landlord with five (5) days written notice of Tenant’s intent sent by U.S. registered or certified mail or by an independent overnight courier service.

12.4 Waiver of Subrogation. Each party hereto, and anyone claiming through or under them by way of subrogation, waives and releases any cause of action it might have against the other party and Porter and their respective employees, officers, members, partners, trustees and agents, on account of any loss or damage that is insured against under any insurance policy required to be obtained hereunder (to the extent that such loss or damage is recoverable under such Insurance policy) that covers the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements or business and which names Landlord and

Porter or Tenant, as the case may be, as a party insured. Each party hereto agrees that it will cause its insurance carrier to endorse all applicable policies waiving the carrier’s right of recovery under subrogation or otherwise against the other party. During any period while such waiver of right of recovery is in effect, each party shall look solely to the proceeds of such policies for compensation for loss, to the extent such proceeds are paid under such policies.

13.	Permits – Compliance with Laws.

13.1. Permits. Tenant shall, at its own expense, promptly obtain from the appropriate governmental authorities any and all permits, licenses and the like required to permit Tenant to occupy the Premises for the purposes herein stated, except for any permits that Landlord is required to obtain in order to satisfy Landlord’s obligations under the Work Letter. This requirement shall not relieve Tenant of its liability for rent from the Commencement Date.

13.2. Compliance with Laws. Tenant shall promptly comply with all statutes, laws, ordinances, orders, rules, regulations and requirements of the federal, state and local governments and of the Board of Fire Underwriters, affecting the Premises or applicable to the use of the Premises, whether material or incidental to such use, and shall be responsible for the correction, prevention and abatement of nuisances or violations in, upon or connected with the Premises during the Term. Tenant shall also promptly comply with all changes in such statutes, laws, ordinances, orders, rules, regulations and requirements. Tenant shall bear the full cost and risk of all such compliance, including the cost of any alterations, additions, or improvements required by such statutes, laws, ordinances, orders, rules, regulations and requirements, whether or not structural in nature. Tenant shall bear full responsibility and liability for any failure of the Premises to so comply. To the extent that any alterations, additions, changes or improvements are required by such statutes, laws, ordinances, orders, rules, regulations and requirements, Tenant shall first obtain Landlord’s written consent pursuant to Section 9.1 above.

14.	Assignment and Subletting.

Tenant may not assign this Lease or any interest herein or sublet the whole or any part of the Premises, or permit the same to be occupied by anyone other than Tenant (collectively, a “Transfer”), without in each instance having first obtained Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, delay or condition. Tenant’s written request for consent to any proposed assignment or sublease shall include all relevant terms and a copy of the proposed assignment document or sublease.

If Landlord should consent to any such Transfer, Tenant shall nevertheless remain the principal obligor to Landlord under all the terms, conditions, covenants and obligations of this Lease, any Guarantor of this Lease shall remain obligated under its Guaranty, and the acceptance of a Transfer shall be construed as a promise on the part of such transferee to be bound by and to perform all of the terms, conditions and covenants by which Tenant herein is bound. No such Transfer shall be construed to constitute a novation or a release of any claim Landlord may then or thereafter have against Tenant hereunder. Landlord’s consent to any Transfer shall not be deemed a consent to any subsequent Transfer and any transferee shall not further assign this Lease or further sublease the Premises or permit any other Transfer without first obtaining the express written consent of Landlord which consent Landlord shall not unreasonably withhold.

Except in the case of an assignment or sublet to a Permitted Transferee, as hereinafter defined, within ten (10) days of receipt of Tenant’s request for consent to an assignment or sublease of the entire Premises, Landlord may notify Tenant that Landlord desires to terminate this Lease and recapture the portion of the Premises affected by Tenant’s request for consent and, in such event, this Lease shall terminate effective on the earlier of thirty (30) days after Landlord’s notice of recapture or the date cited as the commencement date for the proposed sublease or assignment in Tenant’s request for consent. Upon the effective date of Landlord’s recapture of the Premises, Tenant shall be released of all further obligation and liability under this Lease, except for any liability of Tenant pursuant to Section 11.2 above.

One-half of all amounts received by Tenant as a result of any Transfer, after first deducting all of Tenant’s reasonable expenses of such Transfer, shall be the property of Landlord (the “Excess Rent”) shall belong to Landlord, but the same shall not be deemed a consent by Landlord to any such Transfer or a waiver of any right or remedy of Landlord hereunder. As a condition precedent to Landlord’s consent to any Transfer, Tenant hereby irrevocably assigns to Landlord, as additional security for Tenant’s obligations under this Lease, all rent from any Transfer, and Landlord, as assignee, may collect such rent and apply it toward Tenant’s obligations under this Lease, except that, until the occurrence of an event constituting a default under any provision of this Lease, Tenant shall have the right to collect such rent, provided Tenant shall immediately upon receipt remit to Landlord one-half of the Excess Rent, as provided in the preceding sentence.

If Tenant is a corporation, any Transfer by or from Tenant by merger, consolidation, reorganization or liquidation, or the sale or other transfer of a controlling percentage of the capital stock, or a sale of fifty percent (50%) of the value of the assets of Tenant, shall, for purposes of this Lease, constitute a Transfer. The phrase “controlling percentage” means the ownership of, and right to vote, stock possessing at least 50% of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding, and entitled to vote for the election of directors. If Tenant is a partnership, any sale or other transfer of all or any portion of any general partner or managing partner interest in Tenant shall constitute a Transfer.

Notwithstanding anything to the contrary in this Section 14, Tenant may assign this Lease or sublet all or any portion of the Premises to any subsidiary or affiliate of Tenant (“Permitted Transferee”), without the necessity of Landlord’s approval, provided that such transfer shall not constitute a novation or release of any claim Landlord may then or thereafter have against Tenant hereunder.

If Tenant requests Landlord to consent to a Transfer, Tenant shall pay to Landlord, whether or not such consent shall be ultimately granted, Landlord’s reasonable attorneys’ fees actually incurred in connection with such request, not to exceed $2,500.00.

15.	Subordination.

Unless otherwise provided in the applicable instrument, Tenant accepts this Lease, and the tenancy created hereunder, subject and subordinate to any underlying leases, mortgages, – deeds of trust, leasehold mortgages or other security interests now or hereafter a lien upon or affecting the Premises or any part thereof. Tenant shall, at any time hereafter, on request, execute any instruments that may be required by any mortgage, mortgagee, deed of trust, trustee, or underlying owner or Landlord hereunder to subordinate Tenant’s interest hereunder to the lien of any such mortgages, deed or deeds of trust or underlying lease, and the failure of Tenant to execute any such instruments, leases or documents shall constitute a default hereunder, provided, however, Tenant shall not be required to execute any subordinating instrument unless and until such holder of any such mortgage, deed or deed of trust, or underlying lease executes and delivers to Tenant its agreement not to disturb Tenant’s use or occupancy of the Premises in accordance with the terms of this Lease Agreement upon any foreclosure or conveyance in lieu thereof.

16.	Attornment and Non-Disturbance.

Tenant agrees that upon any termination of Landlord’s interest in the Premises, Tenant will, upon request, attorn to the person or organization succeeding in title to the Premises (the “Successor”) and to all subsequent Successors, and shall pay to the Successor all rents and other monies required to be paid by Tenant hereunder and perform all of the other terms, covenants, conditions and obligations contained in this Lease; provided, however, that Tenant shall not be so obligated to attorn unless, if Tenant shall so request in writing, such Successor shall execute and deliver to Tenant an instrument, in form reasonably acceptable to Tenant and Landlord’s mortgagee, wherein such Successor agrees that so long as Tenant performs all of the terms, covenants and conditions of this Lease, Tenant’s possession of the Premises under the provisions of this Lease will not be disturbed by any such Successor. Landlord agrees to provide such a non-disturbance agreement from any Lender holding a lien against the Premises or any portion thereof within ten (10) business days after execution of this Lease by Landlord and Tenant.

17.	Taxes and Assessments.

Tenant agrees to pay Landlord as additional rent for the Premises, during each calendar year of Term, all real estate taxes, charges and assessments, special or otherwise, levied upon or with respect to the Premises, the building of which the Premises are a part or the tax parcel upon which the Premises are located, imposed by federal, state or local governments (excluding income, franchise, capital stock, estate or inheritance taxes or taxes based on receipt of rentals, unless the same shall be in substitution for or in lieu of a real estate tax or assessment) and any personal property taxes imposed on the fixtures, machinery, equipment, apparatus, systems and appurtenances in, upon or used in connection with the operation of the building of which the Premises are a part (“Taxes”). If because of any change in the method of taxation of real estate any other or additional tax or assessment is imposed upon Landlord, the Premises, or the rents or income from the same, or in substitution for or in lieu of any tax or assessment that would otherwise be a real estate tax or personal property tax of the type described above, then the other or additional tax or assessment shall also be deemed a real estate tax and included within Taxes.” In the event the tax assessment on the tax parcel of which the Premises are a part is increased at any time as a result of any alterations, additions or improvements made by Tenant, or by Landlord at Tenant’s request, to the Premises, Tenant shall be responsible for the payment of all such increases (the “Improvement Tax”) as additional rent. Tenant shall promptly pay when due all taxes and assessments levied by any public authority on Tenant’s trade fixtures, equipment and other property of Tenant located on or about the Premises and all other taxes occasioned by its business or use of the Premises.

Tenant shall pay before delinquency any and all taxes, assessments, license fees and public charges levied, assessed or imposed and which become payable during the Term upon Tenant’s fixtures, furniture, appliances and personal property installed or located in or on the Premises. Tenant shall also pay all franchise taxes, business taxes or other similar taxes which may be levied or imposed upon the Premises or the business carried on therein and also all other taxes and rates which are or may be payable by Tenant.

Should any governmental taxing authority levy, assess or impose a tax and/or assessment (other than a net income tax) upon or against the rentals payable by Tenant to Landlord and/or against the gross receipts received by Landlord from Tenant, either by way of substitution for or in addition to any existing tax on land or buildings or otherwise. Tenant shall be responsible for and pay such tax or assessment, or shall reimburse Landlord for the amount thereof, as the case may be, as additional rent, within thirty (30) days of receipt of a bill therefore from Landlord

18.	Property Loss or Damage.

Tenant hereby expressly agrees that Landlord shall not be responsible in any manner for and does hereby release Landlord and its agents and employees from any and all liability for any damage or injury directly or indirectly caused by (i) dampness or water, whether due to a break or leak in any part of the roof, heating, plumbing, sprinkler or other system within the Premises, or in the building in which the Premises are located, no matter how caused, (ii) theft (iii) fire or other casualty, or (iv) any other cause whatsoever, except when due to Landlord’s negligence or misconduct.

19.	Tenant’s Failure to Perform.

In the event that Tenant fails, after fifteen (15) days’ written notice from Landlord, to keep the Premises in good condition and repair, or to commence and continuously make required repairs and replacements, or to do any act or make any payment or perform any term or covenant on Tenant’s part required under this Lease or otherwise fails to comply herewith, Landlord may (at its option, but without being required to do so) immediately, or at any time thereafter and without notice perform the same for the account of Tenant (including entering the Premises at all reasonable hours to make repairs and do any act or make any payment which Tenant has failed to do), and if Landlord makes any expenditures, or incurs any obligations for the payment of money in connection therewith, including, but not limited to, attorneys’ fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, with interest at the rate of eight percent (8%) per annum and costs, shall be deemed to be additional rent hereunder and shall be paid by Tenant to Landlord within five (5) days of rendition of any bill or statement to Tenant therefor. All rights given to Landlord in this paragraph shall be in addition to any other right or remedy of Landlord herein contained.

20.	Landlord’s Right to Enter and Show Premises.

20.1. Landlord’s Right to Inspect and Repair. Tenant agrees to permit Landlord to enter the Premises at any reasonable time for the purpose of determining the condition of the Premises and making repairs thereto, as provided above in Section 8.1. Landlord shall not be liable for inconvenience to or disturbance of Tenant by reason of any such entry, provided Landlord does not materially interfere with Tenant’s business operations.

20.2. Landlord’s Right to Show Premises. Tenant agrees that Landlord may show prospects through the Premises during normal business hours, may display a “For Sale” sign at any time on the Premises, and, within the last eight (8) months of the lease term, may display a “For Lease” or similar sign on the Premises.

20.3 Advance Notice from Landlord. In the event that Landlord exercises or intends to exercise its rights to enter the Premises pursuant to Sections 20.1 or 20.2 above, or if Landlord performs any of its obligations pursuant to Sections 8.1 (except for routine maintenance, including, but not limited to, landscaping and snow removal), Landlord shall provide at least twenty-four (24) hours advance notice of Landlord’s intent to enter the Premises (except in the event of an emergency, in which event no notice shall be required, but Landlord shall advise Tenant promptly thereafter of the circumstances for Landlord’s having entered the Premises). Upon entering the Premises, Landlord’s employees, contractors and agents must be prepared to provide proper identification. An employee of Tenant shall accompany Landlord and its employees, contractors, agents, invitees, mortgagees or guests, while within the Premises.

21.	Surrender at End of Term.

Except as otherwise provided in Section 9.2, Tenant shall vacate the Premises at the expiration or earlier termination of this Lease and shall remove all goods and effects not belonging to Landlord and shall surrender possession of the Premises and all fixtures and systems thereof undamaged in good repair, reasonable wear and tear and insured casualty damage excepted, and the Premises, inside and out, shall be left in “broom dean condition”.

22.	Holding Over.

Provided that Landlord has not executed a lease with a new tenant for all or any portion of the Premises, Tenant shall have the right, by providing at least ninety (90) days prior written notice to Landlord, to hold over for up to three (3) consecutive one (1) month periods following the expiration of the Lease. All of the rights and obligations of Landlord and Tenant herein shall remain the same during any such holdover period, except that the Basic Monthly Rental shall be equal to one hundred twenty-five percent (125%) of the Basic Monthly Rental that was in effect upon expiration of the Lease, and Landlord shall not be required to maintain or renew the environmental insurance policy described in Section 11.7 during any holdover period.

If Landlord has executed a lease with a new tenant for all or a portion of the Premises, and Tenant does not immediately surrender possession of the Premises at the termination of this Lease, Tenant shall become a tenant at sufferance only, subject to all of the provisions of this Lease except that the rate of the Basic Monthly Rental shall be 150% the Basic Monthly Rental applicable just prior to termination of this Lease, such rental to be payable in advance; but unless Landlord elects to accept such rental from Tenant, Landlord shall continue to be entitled to re-take possession of the Premises without any prior notice to Tenant. If Tenant shall fail to surrender possession of the Premises immediately upon the expiration of the Term, Tenant hereby agrees that all of the obligations of Tenant and all rights of Landlord applicable during the Term shall be equally applicable during such period of subsequent occupancy, whether or not a month-to-month tenancy shall have been created as provided in this paragraph. Tenant further agrees that it shall be liable for any damages suffered by Landlord by reason of Tenant’s failure to immediately surrender the Premises.

23.	Destruction, Fire or Other Casualty.

In case of partial damage to the Premises by fire or other casualty, insured against by Landlord, Tenant shall give immediate notice thereof to Landlord, and Landlord, to the extent that insurance proceeds respecting such damage are subject to and, in fact, are under the control and use of Landlord, shall thereupon cause such damage to all property owned by Landlord to be repaired within a reasonable time at the expense of Landlord, due allowance being made for reasonable delay which may arise by reason of adjustment of loss under insurance policies on the part of Landlord and/or Tenant, and for reasonable delay on account of “labor troubles” or any other cause beyond Landlord’s control, and to the extent that the

Premises are rendered untenantable, the rent shall proportionately abate. In the event the damage shall be so extensive to the Premises as to render it uneconomical, in Landlord’s opinion, to restore for the use of Tenant, as specified in Section 5 hereof, or Landlord shall decide not to repair or rebuild the Premises, this Lease, at the option of Landlord, shall be terminated upon written .notice to Tenant. In the event that the damage to the Premises shall exceed thirty percent (30%) of the floor area or in the event that Landlord commences to repair and restore the Premises but fails to complete such repair and restoration within 210 days from the date of damage, then, in either event, Tenant may, at the option of Tenant, terminate this Lease upon written notice to Landlord. If this Lease is terminated by either Landlord or Tenant pursuant to this paragraph, the rent shall, in such event, be paid to or adjusted as of the date of such damage, and the terms of this Lease shall expire by lapse of time upon the third day after such notice is mailed, and Tenant shall thereupon vacate the Premises and surrender the same to Landlord, but no such termination shall release Tenant from any liability to Landlord arising from such damage or from any breach of the obligations imposed on Tenant hereunder.

24.	Eminent Domain.

If the entire Premises shall be substantially taken (either temporarily or permanently) for public purposes, or in the event Landlord shall convey or lease the Premises to any public authority under threat of condemnation or taking, the rent shall be adjusted to the date of such taking or leasing or conveyance, and this Lease shall thereupon terminate. If only a portion of the Premises shall be so taken, leased or condemned, and as a result of such partial taking, Tenant in Tenant’s reasonable opinion, is reasonably able to use the remainder of the Premises for the purposes intended hereunder, then this Lease shall not terminate, but, effective as to the date of such taking, leasing or condemnation, the rent hereunder shall be abated in any amount thereof proportionate to the area of the Premises so taken, leased or condemned. If, following such partial taking, Tenant shall not be reasonably able to use the remainder of the Premises for the purposes intended hereunder, then this Lease shall terminate as if the entire Premises had been taken, leased or condemned. In the event of a taking, lease or condemnation as described in this Section, whether or not there is a termination hereunder, Tenant shall have no claim against Landlord other than an adjustment of rent, to the date of taking, lease or condemnation, and Tenant shall not be entitled to any portion of any amount that may be awarded as damages or paid as a result or in settlement of such proceedings or threat, provided, however, that Tenant may separately pursue a claim against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims Tenant may have, but only to the extent Landlord’s award is not diminished by such Tenant claim.

25.	Defaults - Remedies.

The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant:

(a) The failure by Tenant to make any payment of Rent within ten (10) days after receipt of written notice from Landlord;

(b) The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant other than described in Section (b) hereinabove, where such failure shall continue for a period of thirty (30) days after receipt of written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said five-day period and thereafter, diligently and continuously prosecutes such cure to completion; or

(c) The making by Tenant of any general assignment or general arrangement for the benefit of creditors, filing by or against Tenant under any law relating to bankruptcy (unless in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located in the Premises or Tenant’s interest in this Lease where possession is not restored to Tenant within thirty (30) days, or the attachment, execution of other judicial seizure of substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days.

In the event of such material default or breach by Tenant, Landlord may, at any time thereafter, with or without notice or demand, without limiting Landlord in the exercise of any other right or remedy which Landlord may have hereunder or pursuant to applicable law by reason of such default or breach, proceed in the following manner:

Notwithstanding that Landlord prior to such breach or default shall have received rent or any payment, however designated, for the use of the Premises from or on behalf of Tenant or from any other person and regardless of and notwithstanding the fact that Landlord has or may have some other remedy under this Lease or by virtue hereof, or by law or in equity, Landlord may, immediately or at any time after any of such breach or default give Tenant a notice of termination of this Lease, and, upon the giving of such notice, this Lease and the Term and estate hereby granted shall expire and terminate upon the day so specified in such notice as fully and completely and with the same force and effect as if the day so specified were the date hereinbefore fixed for the normal expiration of the Term and all rights of Tenant under this Lease shall expire and terminate, but Tenant shall remain liable for damages as hereinafter provided.

Upon any such termination of this Lease, Tenant shall peaceably quit and surrender the Premises to Landlord, and Landlord may, without further notice, enter upon, re-enter, possess and repossess itself thereof, by summary proceeding, ejectment, unlawful detainer or otherwise, and may dispossess and remove Tenant and all other persons and property from the Premises, and may have, hold and enjoy the Premises and the right to receive all rental and other income of and from the same. No re-entry by Landlord shall be deemed an acceptance of a surrender of this Lease.

It is covenanted and agreed by Tenant that in the event of the termination of this Lease or of re-entry by Landlord, under any of the provisions of this Section 25 or pursuant to law by reason of default hereunder on the part of Tenant. Tenant will pay to Landlord, as damages, sums equal to the Rent which would have been payable by Tenant had this Lease not so terminated, payable upon the days specified herein following such termination or such re-entry and until the date hereinabove set for the normal expiration of the Term, provided, however, that if Landlord shall re-let the Premises during said period (it being understood that Landlord has no obligation to do so), Landlord shall credit Tenant with the net rents, if any, received by Landlord from such re-letting, such rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting, the expenses incurred or paid by Landlord in terminating this Lease or of re-entering the Premises and of securing possession thereof, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions and all other expenses chargeable against the Premises and the rental therefrom; but in no event shall Tenant be entitled to receive any excess of such net rents over the sums otherwise payable by Tenant to Landlord hereunder.

Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been terminated under the provisions of this paragraph, or under any provisions of law, or had Landlord not re-entered the Premises. Landlord shall also be entitled to collect from Tenant any attorneys’ fees arising out of Tenant’s default hereunder. Landlord shall also be entitled to such other remedies as may be available at law or in equity in the event of default by Tenant hereunder.

Landlord shall have all rights and remedies now or hereafter existing at law or in equity with respect to the enforcement of Tenant’s obligations hereunder and the recovery of the Premises. No right or remedy herein conferred upon or reserved to Landlord shall be exclusive of any other right or remedy, but shall be cumulative and in addition to all other rights and remedies given hereunder or now or hereafter existing at law. Landlord shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any covenant, agreement, condition or provision of this Lease, or to a decree compelling performance of any covenant, agreement, condition or provision of this Lease. Nothing herein contained shall limit or prejudice the right of Landlord to exercise any or all rights and remedies available to Landlord by reason of default or to prove for and obtain in proceedings under any bankruptcy or insolvency laws, an amount equal to the maximum allowed by any law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damage referred to above.

26.	Several Liability.

If Tenant shall be one or more individuals, corporations or other entities, whether or not operating as a partnership or joint venture, then each such individual, corporation, entity, joint venture or partner shall be deemed to be both jointly and severally liable for the payment of the entire rent and other payments specified herein and all other duties and obligations of Tenant hereunder.

27.	Estoppel Certificates.

Tenant agrees at any time and from time to time upon twenty (20) days’ prior notice by Landlord to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and the dates to which the rent and other charges have been paid in advance, if any, and stating whether or not, to the best knowledge of the signer of such certificate, Landlord is in default in performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge, and such other matters as Landlord may request, it being intended that any such statement hereunder may be relied upon by any third party not a party to this Lease.

28.	Notices.

Wherever in this Lease it shall be required or permitted that notice or demand be given or served by either party to this Lease to or on the other party, such notice or demand shall be deemed to have been duly given or served if in writing and either (i) personally served; (ii) delivered by pre-paid nationally recognized overnight courier service (e.g. Federal Express) with evidence of receipt required for delivery; or (iii) delivered by Registered or Certified mail, return receipt requested, postage prepaid; in all such cases addressed to the parties at the addresses set forth below. Each such notice shall be deemed to have been given to or served upon the party to which addressed on the date the same is delivered or delivery is refused. Either party hereto may change its address to which said notice shall be delivered or mailed by giving written notice of such change to the other party hereto, as herein provided.

To Tenant	SOUTHERN GRAPHIC SYSTEMS, INC.
c/o Alcoa Inc.
201 Isabella Street
Pittsburgh, PA 15212-5858
Attn: Manager, Corporate Real Estate

With a copy to:	FISCHER & COMPANY
13455 Noel Road, Suite 1900
Dallas, TX 75240
Attn: Alcoa Account Manager

To Landlord:	5301 LEWIS ROAD, LLC
c/o Porter Realty Company, Inc.
4801 Radford Avenue
P.O. Box 6482
Richmond, VA 23230

29.	Severability.

If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent be invalid or unenforceable, the remainder of this Lease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

30.	Captions.

All headings in this Lease are intended for convenience of reference only and are not to be deemed or taken as a summary of the provisions to which they pertain or as a construction thereof.

31.	Successors and Assigns.

Except as otherwise provided, the covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors and assigns.

32.	Governing Law.

This Lease was made in the Commonwealth of Virginia and shall be governed by and construed in all respects in accordance with the laws of the Commonwealth of Virginia.

33.	Incorporation of Prior Agreements.

This Lease contains all agreements of the parties with respect to any matters contained herein. No prior agreement or understanding pertaining to any such matter shall be affected. This Lease may be modified only in writing and signed by the parties in interest at the time of the modification.

34.	Cumulative Remedy.

No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity

35.	Agency.

Landlord hereby recognizes Porter and Fisher & Company as agents for procuring this Lease, and Landlord agrees to pay commissions to Porter and Fisher & Company in accordance with the terms of separate written agreements between Landlord, Porter and Fisher & Company. The parties hereto acknowledge and agree that references in this Lease to Porter are deemed to refer to Porter Realty Company, Inc., in its capacity as the management agent of Landlord, and that Porter Realty Company, Inc., has no ownership interest in the Premises.

36.	Auctions.

Tenant shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction or “going-out-of-business” sale upon the Premises without first having obtained Landlord’s prior written consent, which consent Landlord shall not be obliged to grant.

37.	Recording.

Landlord or Tenant shall, upon the request of the other, execute, acknowledge and deliver to the requesting party a “short form” memorandum of this Lease suitable for recording purposes. The cost of recordation shall be borne by the party requesting the execution of the memorandum.

38.	Easements.

Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, to relocate utilities on or across the Premises, and to cause the recordation of subdivision maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the permitted use of or access to the Premises by Tenant and do not preclude the use by Tenant of Clivebrook Road or the access road on the northern boundary of the Adjacent Parcel owned by Landlord. Tenant shall sign any of the aforementioned documents upon request of Landlord and failure to do so shall constitute a material breach of this Lease. Notwithstanding anything contained herein to the contrary, Landlord’s right to grant easements, rights and dedications on or across the Premises shall not extend to increasing traffic across the Premises by parties unrelated to or uninvited by Tenant, except that Landlord and any tenant of the Adjacent Parcel shall have a right of access over the travel lane on the Premises of the driveway connecting the two access roads from Lewis Road to the Premises for the purpose of access to the Adjacent Parcel, provided that the exercise of such right of access does not inhibit or interfere with Tenant’s use of the Premises.

39.	Authority.

If Tenant is a corporation, trust or general or limited partnership, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said entity. If Tenant is a corporation, trust or partnership, Tenant shall, within thirty (30) days after receipt of Landlord’s written request therefor, deliver to Landlord evidence of such authority satisfactory to Landlord. The failure to deliver such evidence shall, at Landlord’s option, be deemed a default hereunder.

40.	Miscellaneous.

(a) As used in this Lease, and where the context requires: (1) the masculine shall be deemed to include the feminine and neuter and vice-versa; and (2) the singular shall be deemed to include the plural and vice-versa.

(b) Tenant covenants and agrees that it shall not inscribe, affix or otherwise display signs, advertisements or notices in, on, upon or behind any windows or on any door, partition or other part of the inferior or exterior of the building without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold. If such consent be given by Landlord, any such sign, advertisement or notice shall be inscribed, painted or affixed by Landlord, or a company reasonably approved by Landlord but the cost of same shall be charged to and be paid by Tenant, and Tenant agrees to pay the same promptly, on demand. Upon the expiration or earlier termination of this Lease, only if and when directed by Landlord in writing. Tenant shall, at Tenant’s expense, promptly remove any such signs, advertisements or notices and restore the Premises to its former condition. Landlord shall have the right to inscribe, affix or otherwise display signs on the exterior of the building of which the Premises are a part, at the Landlord’s discretion, including without limitation signs identifying Landlord, the building or complex of which the Premises are a part, or other tenants in the building or complex of which the Premises are a part.

(c) Tenant covenants and agrees that it shall not attach or place awnings, antennas or other projections to the outside walls or any exterior portion of the building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with any window or door of the Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Upon the expiration or earlier termination of this Lease, Tenant shall, upon the request of Landlord, at Tenant’s expense, promptly remove any such curtains, blinds, shades, screens, awnings, antennas or other projections, and restore the Premises to its former condition.

(d) Tenant further covenants and agrees that it shall not pile or place or permit to be placed any goods on the sidewalks or parking lots in the front, rear or sides of the building, or to block said sidewalks, parking lots and loading areas and not to do anything that directly or indirectly will adversely affect any of the rights of any other tenant of Landlord.

(e) Except as otherwise expressly provided, neither Landlord nor Tenant shall be deemed to have waived any of the provisions hereof unless the waiver be in writing and signed by the party against whom waiver is sought to be enforced.

(f) Provided that Tenant is not in default under the terms of this Lease, and except where another standard is required pursuant to the terms of this Lease, any consent, permission or approval Landlord requires under this Lease shall not be unreasonably conditioned, withheld or delayed, and if approval is not given, Landlord shall advise Tenant in writing stating the reason or reasons for the disapproval by Landlord with particularity.

(g) Where Landlord has the right to perform any work related to the Premises pursuant to the terms of this Lease, or where Landlord directs Tenant to use specified contractors, only bids of such contractors which are competitive in the Richmond, Virginia metropolitan area, shall be accepted by Landlord or required to be accepted by Tenant.

(h) Notwithstanding anything in this Lease to the contrary, in no event shall Landlord or Tenant be liable to the other or any party claiming through or on behalf of the other, for any indirect, special or consequential damages, including, without limitation, lost profits or revenues arising from breach of this Lease or otherwise. The foregoing limitations shall not apply, however, to claims relating to bodily injury or death or damage to tangible personal properly caused by the negligence of Tenant, Landlord, or their respective employees, agents or contractors, nor to any damages claimed by Landlord pursuant to Section 22 herein or any damages to which Landlord is specifically entitled under Section 25 herein.

(i) Landlord shall act in a reasonable and prudent manner in exercising any of its rights hereunder that may adversely affect Tenant’s use and occupancy of the Premises, so as not to interfere more than is reasonably necessary under the circumstances with Tenant’s use and enjoyment of the Premises.

(j) Landlord and Tenant agree to cooperate with each other to obtain any and all tax abatements and other municipal incentives available to either party as a result of Tenant entering into this Lease (the “Municipal Incentives”). Landlord will pass through to Tenant one hundred percent (100.0%) of all Municipal Incentives specifically allocated to the Premises throughout the Term, including any renewal terms, provided, however, that Tenant shall pay to Landlord, as additional rent, any expenses reasonably incurred by Landlord in obtaining such Municipal Incentives.

41.	Renewal Option.

Provided that at the end of the original Term of this Lease, Tenant is not in default in any of the terms, conditions or covenants contained herein, then Tenant (but not any assignee or subtenant except Permitted Transferees) is hereby granted two (2) options to renew this Lease for additional term(s) of five (5) years each. If Tenant elects to renew this Lease for an additional term, Tenant shall notify Landlord, in writing, of its election to renew the Lease for such renewal term not less than two hundred seventy (270) days before the end of the current term. During such renewal term(s), If exercised, this Lease shall be on the same terms and conditions as are contained herein except there shall be no further renewal options after the second option term expires unless expressly granted by Landlord in writing and the annual sum of rent payable in Basic Monthly Rental installments during such renewal term(s) shall be increased by two percent (2.0%) of the Basic Monthly Rental for the immediately preceding lease year, and the Basic Monthly Rental will continue to increase at two percent (2.0%) per annum for each year thereafter. The Tenant Allowance described in Exhibit D attached hereto shall have been fully amortized at the expiration of the initial Term of this Lease and shall have no effect on the calculation of the renewal term Basic Monthly Rental. in addition, if Tenant exercises its option for the first renewal term, Landlord agrees, at its sole cost and expense, not to exceed $135,000.00, to repaint the walls and resurface the flooring areas (new carpet or floor tile as the case may be) in the entire office area (19,856 square feet) located in the Premises.

42.	Agency Disclosure.

Landlord and Tenant hereby confirm the following:

Fischer & Company has acted in this transaction as agent for Tenant. Porter has acted in this transaction as agent for Landlord. Oral or written disclosure of such representation was provided to both Tenant and Landlord prior to the negotiation and execution of this Lease Agreement.

ONE OF THE MEMBERS OF LANDLORD IS A LIMITED LIABILITY COMPANY WHOSE MEMBERS, ROBERT E. PORTER, JR., RICHARD W. PORTER, AND CLIFFORD B. PORTER ARE LICENSED REAL ESTATE BROKERS WITH PORTER REALTY, INC., WHICH IS A LICENSED VIRGINIA REALTY COMPANY, AND AS SUCH ARE ACTING FOR THEIR OWN ACCOUNT.

****************

LANDLORD AND TENANT HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE. SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES. THE PARTIES SHALL RELY SOLELY UPON THE ADVICE OF THEIR OWN LEGAL COUNSEL AS TO THE LEGAL AND TAX CONSEQUENCES OF THIS LEASE.

IN WITNESS WHEREOF, Landlord and Tenant have signed and sealed this tease as of the day and year above written by their duly authorized partner or officer, as the case may be.

My Commission Expiree June 18, 2006

LIST OF EXHIBITS

Exhibit A - Description of Premises

Exhibit B - Building Layout

Exhibit C - Description of Adjacent Parcel

Exhibit D - Tenant Improvement Work Letter

Exhibit E - Location of HVAC Units

EXHIBIT A

DESCRIPTION OF PREMISES

EXHIBIT B

BUILDING LAYOUT

EXHIBIT C

DESCRIPTION OF ADJACENT PARCEL

EXHIBIT D

TENANT IMPROVEMENT WORK LETTER

1. Tenant Improvements. Certain improvements to the Premises will be required in order for Tenant to operate its business within the Premises (the ‘Tenant Improvements”). The cost of constructing the Tenant Improvements will include design and engineering expenses, hard and soft construction costs, cost of demolition, permit fees, the cost of compliance with the ADA if required due to Tenant’s space plan (excepting modifications to existing improvements not in compliance). The construction drawings for completion of the Tenant Improvements shall be prepared by Tenant as soon as reasonably practicable, and delivered to Landlord for Landlord’s review and approval (which may include review by Landlord’s architect and other professional consultants, depending upon the scope of work), which shall not be unreasonably withheld, conditioned or delayed (the “Plans”). The Plans shall include all proposed demolition of any part of the Premises. Landlord shall expedite its review of the Plans to the extent reasonably practicable. Any change orders shall be similarly approved by Landlord, and revised Plans addressing the change orders shall be delivered to Landlord and updated as-built Plans shall be provided to Landlord reflecting any work to the Premises occurring after the initial completion of the Tenant Improvements. Landlord shall not be responsible for construction of the Tenant Improvements, or the payment of any costs associated therewith, except as otherwise expressly provided herein, which Tenant Improvements shall be constructed by Tenant in accordance with the terms of this Exhibit D (the “Work Letter”). The Tenant Improvements shall be constructed on an “open book” basis, with copies of all bids, contracts, and invoices for the Tenant Improvements being made available to Landlord for inspection. The Tenant Improvements shall be constructed in accordance with the requirements of Section 9.1 of the Lease relating to Alterations. As-built plans for the Tenant Improvements shall be provided by Tenant to Landlord upon completion of the Tenant Improvements. Tenant shall deliver final preliminary drawings to Landlord and Landlord’s architect which define the complete scope of work as soon as possible for their review and approval, which approval shall not be unreasonably withheld, delayed or conditioned. Tenant shall also deliver to Landlord and Landlord’s architect a copy of the final contract documents to be used for permitting purposes prior to commencing any work within the Premises.

2. Insurance. Prior to commencement of construction of the Tenant Improvements, Tenant shall obtain, at its expense, and shall maintain at all times during any period of construction at the Premises, a builders risk Completed Value (nonreporting form) insurance policy with an all risk endorsement, naming Landlord and its mortgagee as additional named insureds, as their interests may appear, and shall provide evidence of such insurance coverage to Landlord and its mortgagee prior to commencement of construction. In addition, Tenant shall supply to Landlord and its mortgagee prior to commencement of construction evidence of public liability insurance, covering Tenant’s contractor and any sub-contractors, in a form and with a company satisfactory to Landlord, with a bodily injury and property damage combined single limit coverage of at least $5,000,000 per occurrence. Evidence of such public liability insurance coverage, naming Landlord and its mortgagee as additional insureds, as their interests may appear, shall be delivered to Landlord prior to commencement of any construction.

3. Tenant Improvement Allowance.

(a) Landlord agrees to provide to Tenant a finish allowance for completion of the Tenant Improvements (the “Tenant Allowance”) in the amount, of Six Hundred Thirty-Five Thousand Five Hundred Eighty-Seven and 00/100 Dollars ($635,587.00). The allowance was derived as follows:

Warehouse area:	59,934 s.f. x $6.10/s.f.=	$365,597.00

Office & Finished Areas:	28,460 s.f. (19,856 s.f. + 8.604 s.f.) x $9.487/s.f. =	$269,990.00

	TOTAL:	$635,587.00

The Tenant Allowance is to be used to pay the cost of all or a portion of the Tenant Improvements, including, without limitation, architectural, mechanical, plumbing, wiring, cabling and electrical design costs, costs payable to Tenant’s contractor’s. The Tenant Allowance will be amortized at the rate of eight and one-half percent (8.5%) per annum, to be repaid to Landlord as additional rent in equal monthly installments over the initial Term of the Lease. The first monthly installment of the Tenant Allowance will be paid with the first monthly installment of Basic Monthly Rental, and shall continue to be paid on the first day of each month thereafter until fully amortized. The monthly payments by Tenant for the Tenant Allowance amortization will be Seven Thousand Eight Hundred Eighty and 37/100 Dollars ($7,880.37), which equals $1.07 per s.f. per annum. Tenant shall be responsible for the payment of interest to Landlord at the rate of eight and one-half percent (8.5%) on all sums disbursed to Tenant from the Tenant Allowance prior to August 1, 2005, which interest shall be due and payable on August 1, 2005.

(b) In the event that the estimated or actual cost of the Tenant Improvements exceeds the amount of the Tenant Allowance (“Overruns”), Tenant shall pay for the Overruns.

(c) Landlord will pay up to the full amount of the Tenant Allowance to reimburse Tenant for the cost of the Tenant Improvements provided that Tenant shall deliver to Landlord, with its request or requests for reimbursement or payment, copies of invoices evidencing that the reimbursement or payment is for actual Tenant Improvements to the Premises, made in accordance

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with the Plans approved by Landlord, and free of any mechanics’ or materialmen’s liens. Upon Landlord’s request, Tenant shall deliver lien waivers from Tenant’s contractor and any sub-contractors for all work performed at the Premises. Tenant may deliver copies of invoices to Landlord once per month during construction of the Tenant Improvements, and within thirty (30) days after Substantial Completion, and Landlord, within thirty (30) days of receipt of each invoice delivery, shall remit to Tenant or its designee the full amount of such invoices, up to the aggregate total of the Tenant Allowance. Tenant shall ensure that each invoice submitted to Landlord shall be on a standard AIA Payment Form G-702. Tenant shall deliver to Landlord, concurrent with the monthly deliveries of invoices, a spreadsheet setting forth the total cost of tenant improvements constructed to date, and such spreadsheet shall be updated with each draw request. Tenant may request that payments be made directly to Tenant’s contractor and, in such event, Tenant acknowledges that Landlord shall make such disbursement as an accommodation to Tenant, and Landlord shall not have any liability for construction warranties or defects in the construction of the Tenant Improvements, latent or otherwise, and Tenant shall hold Landlord harmless from same.

(d) Any sums not disbursed by August 1, 2005, as set forth in Section 3(c) above shall be deposited by Landlord to an escrow account to be administered by an escrow agent mutually acceptable to Landlord and Tenant, (the “Escrow Agent”). Landlord and Tenant agree that an institutional lender holding a first deed of trust encumbering Landlord’s interest in the Premises shall be deemed an acceptable Escrow Agent. The Escrow Agent shall disburse the remaining Tenant Allowance utilizing the same method as in Section 3(c) above until the Tenant Improvements are complete and the last invoice is paid or reimbursed, as the case may be. All interest earned on the escrowed sums shall be credited to Tenant. Any unused Tenant Allowance and the interested accrued thereon shall be returned to Landlord provided, however, Tenant shall have the benefit of such funds as set forth in Section 3(e) below. All fees of the Escrow Agent, solely in its capacity as Escrow Agent, shall be shared equally between Landlord and Tenant.

(e) If the actual cost of the Tenant Improvements is less than the amount of the Tenant Allowance, Tenant may, at its option, either (i) receive a credit against the Basic Monthly Rental payments commencing upon the date that Basic Monthly Rental payments first become due, and continuing thereafter until all of the unspent Tenant Allowance has been credited, or (ii) the Basic Monthly Rent will be reduced by amortization of the unspent Tenant Allowance over the initial Term of the Lease at the rate of eight and one-half percent (8.5%) per annum.

4. Base Building Improvements. Notwithstanding anything in this Exhibit D to the contrary, the following improvements shall be made by Landlord, at Landlord’s sole expense, and will not be deducted from the Tenant Allowance (the “Base Building Improvements”):

(a) Landlord shall provide to the Premises 4,000 amps of 480/277 volt three phase service, with separate metering for the Premises.

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(b) Domestic water service shall be provided with a minimum 2 inch water main.

(c) The roof shall be replaced.

(d) Air conditioning units 1 through 17 and SS-1 shall be replaced in accordance with the drawing and letter from Colonial Mechanical Corporation attached hereto.

(e) Fire sprinkler system throughout the warehouse consistent with local code. Notwithstanding the foregoing, if any upgrades are required to be made to the fire sprinkler system, such cost shall be paid by Tenant or reimbursed to Landlord within thirty (30) days after written request, accompanied by copies of invoices for such work.

Landlord shall commence the Base Building Improvements as soon as reasonably practicable after Landlord’s review and approval of the Plans for the Tenant Improvements, and shall diligently pursue completion of the Base Building Improvements. Landlord and Tenant acknowledge that certain aspects of the Base Building Improvements will require coordination with the construction of the Tenant Improvements. Accordingly, Landlord and Tenant agree, and agree to instruct their contractors, agents and employees, to cooperate in good faith to coordinate completion of both the Tenant Improvements and Base Building Improvements as expeditiously as possible. In the event that Landlord incurs any additional expense in completion of the Base Building Improvements as a result of the need to coordinate completion of the Base Building Improvements with the completion of the Tenant Improvements, which would not have otherwise been incurred by Landlord, Tenant shall reimburse Landlord for any such reasonable expenses within thirty (30) days after delivery of written notice by Landlord to Tenant.

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EXHIBIT E

LOCATION OF HVAC UNITS

ROOFTOP UNIT SCHEDULE

[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
RTU-1	[illegible]	[illegible]	[illegible]	[illegible]
RTU-2	[illegible]	[illegible]	[illegible]	[illegible]
RTU-3	[illegible]	[illegible]	[illegible]	[illegible]
RTU-4	[illegible]	[illegible]	[illegible]	[illegible]
RTU-5	[illegible]	[illegible]	[illegible]	[illegible]
RTU-6	[illegible]	[illegible]	[illegible]	[illegible]
RTU-7	[illegible]	[illegible]	[illegible]	[illegible]
RTU-8	[illegible]	[illegible]	[illegible]	[illegible]
RTU-9	[illegible]	[illegible]	[illegible]	[illegible]
RTU-10	[illegible]	[illegible]	[illegible]	[illegible]
RTU-11	[illegible]	[illegible]	[illegible]	[illegible]
RTU-12	[illegible]	[illegible]	[illegible]	[illegible]
RTU-13	[illegible]	[illegible]	[illegible]	[illegible]
RTU-14	[illegible]	[illegible]	[illegible]	[illegible]
RTU-15	[illegible]	[illegible]	[illegible]	[illegible]
RTU-16	[illegible]	[illegible]	[illegible]	[illegible]
RTU-17	[illegible]	[illegible]	[illegible]	[illegible]
RTU-18	[illegible]	[illegible]	[illegible]	[illegible]
RTU-19	[illegible]	[illegible]	[illegible]	[illegible]
RTU-20	[illegible]	[illegible]	[illegible]	[illegible]
RTU-21	[illegible]	[illegible]	[illegible]	[illegible]
RTU-22	[illegible]	[illegible]	[illegible]	[illegible]
RTU-23	[illegible]	[illegible]	[illegible]	[illegible]
RTU-24	[illegible]	[illegible]	[illegible]	[illegible]
RTU-25	[illegible]	[illegible]	[illegible]	[illegible]
RTU-26	[illegible]	[illegible]	[illegible]	[illegible]
RTU-27	[illegible]	[illegible]	[illegible]	[illegible]
RTU-28	[illegible]	[illegible]	[illegible]	[illegible]
RTU-29	[illegible]	[illegible]	[illegible]	[illegible]
RTU-30	[illegible]	[illegible]	[illegible]	[illegible]
RTU-31	[illegible]	[illegible]	[illegible]	[illegible]

A
B
C
D
E
F
12
11
10
9
8
7
6
5
4
3

PLAN NOTES:

MECHANICAL FLOOR PLAN

5301 LEWIS ROAD